Exhibit 3.1

EQUITY RESIDENTIAL

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The Declaration of Trust (the “Declaration”) of Equity Residential, a Maryland real estate investment trust (the “Trust”), is hereby amended as follows:

The second paragraph of Section 2.2 of Article II of the Declaration is deleted in its entirety and the following inserted in lieu thereof:

At each annual meeting of Shareholders beginning at the annual meeting of Shareholders in 2003, all Trustees shall be elected to hold office for a term of one year.  Trustees may be re-elected any number of times.  Each Trustee shall hold office until the election and qualification of his or her successor.

SECOND:  The amendment to the Declaration as set forth above has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

THIRD:  The undersigned officer acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and attested to by its Assistant Secretary on this 30th day of May, 2003.

ATTEST:	EQUITY RESIDENTIAL

/s/ Yasmina Duwe	By:	/s/ Bruce C. Strohm
Yasmina Duwe		Bruce C. Strohm
Assistant Secretary		Executive Vice President